Exhibit 99.2

Teleconference Script – April 11, 2005

Good morning everyone. Earlier today we announced that revenues for the first quarter increased approximately 18.3% to $20.0 million from $16.9 million for the comparable period last year. This will be the fifth consecutive quarter with revenues increasing over the prior quarter. For March, the final month of the quarter, revenues increased 5.2% to $8.1 million from $7.7 million for March of last year. Increasing revenues is in part due to greater sales of higher technology hearing aids. I would like to share with you this morning some context relating to the advances in hearing care and hearing assistive devices.

A. Hearing Aid Technology

One of the earliest documented hearing assistive devices was developed in China in the 15th Century and consisted of a seashell which a hearing impaired patient held behind one or both their ears to concentrate sound waves, producing a primitive form of amplification. In the 1600’s, the first automated hearing aid was developed known as a “Church Model”. The device included a small lever to close sound transmission during the sermon, but the patient still appeared to be attentive. It was not until the development of a portable power source, in the form of a battery, that electronic amplification became an everyday reality. For years, background noise has been one of the most significant complaints from a hearing aid wearer. With initial devices, amplification occurred in all frequencies, regardless of the patient’s hearing loss, making listening in noisy situations impossible.

As technology advanced, hearing aids improved slightly in their ability to provide a shaped frequency response based on the configuration of the patient’s hearing loss, thereby minimally improving listening in difficult situations. However, amplification still took place across the full spectrum of frequencies, over-amplifying some regions and under-amplifying others. About 15-20 years ago, programmable hearing aids were developed which allowed finer control of frequency shaping with the patient at the point of sale, further customizing amplification to the individual patient’s hearing loss.

With the development of digital technology in the last five years, the ability to distinguish among different of types of sounds and selectively amplify the ones of interest became possible. By both reducing amplification of certain types of background noise and enhancing amplification of spoken words, hearing aids improved dramatically. Recent addition of directional microphones allowed more amplification from the direction the patient was looking, once again improving listening in noisy environments. Siemens’ new Acuris hearing aid now automatically provides “ear to ear” communication back and forth between the patient’s hearing aids, thereby improving understanding and sound quality, as well as facilitating the operation of both hearing aids.

Despite all of these advances, only one out of three hearing impaired patients are taking advantage of amplification. When surveyed, cost is the reason given for declining the purchase of a hearing device in sixty-two percent of the cases. Legislation now under consideration in Congress will provide a $500 tax credit for up to two hearing aids every five years for patients under the age of eighteen or over the age of fifty-five. This legislation should result in an increased market penetration for hearing aids in today’s society. We welcome this legislation as an important contribution to improved hearing health care in this nation.

B. Elimination of Hearing Loss

The primary reason for hearing loss in today’s society is either aging or noise exposure. A number of universities have taken on the challenge of eliminating one or the other type of hearing loss.

Although inner ear hair cells do regenerate in birds and “lower vertebrates”, they don’t in mammals under normal conditions. These projects mentioned range from studies on chick embryos to guinea pigs. The University of Michigan using gene therapy has improved the hearing to some deafened guinea pigs. Clinical trials on patients are obviously far in the future.

Exposure for four hours or more to noise at 85 decibels is known to cause permanent hearing damage, while the damage can begin within ten minutes of exposure to noise above 110 decibels. With the youth of America damaging their hearing on a daily basis and our military being exposed to considerable noise trauma, a number of studies are underway utilizing antioxidants to protect the nerve cells exposed to significant increased decibels. Whether this type of treatment is temporary or permanent is yet to be determined and a daily dose of a “prevent your hearing loss vitamin” is certainly a long way off.

C. Implantable Hearing Aids.

Approximately six implantable devices are in various stages of development, with only one having received FDA approval. Although this type of hearing aid is reported to improve sound quality and cosmetics, no improvement in speech perception capability has been shown compared to traditional hearing aids. Obvious drawbacks to these products include the cost of the surgery (all of which will be non-reimbursable), the recovery period until hearing is possible and the necessity to replace a battery placed under the skin of the neck once a year. Since seventy percent of the hearing impaired market is still senior citizens, these devices will not become a treatment of choice for sensorineural loss...especially when a patient can purchase a digital hearing aid with directional microphones for less than $2,000.00 with a portion of the costs covered by health insurance.

It is clear that although hearing loss is increasingly recognized as a significant problem, it will not be eliminated and additional hearing aids are here to stay.

With the exception of Miracle Ear and Beltone, the major manufacturers are still concentrating their marketing efforts on the distribution system, not the consumer market. As a result, there is little brand recognition and no great understanding of the technological differences between one manufacturer’s product and another. As our first step to “branding” our company, we have now begun to sell a private label product known as Prestige to our network members participating in managed care contracts. We have also trademarked the name “In Touch” for private labeled products that could eventually be sold through the HearUSA system. We are committed to providing the best products and the best hearing care.

Thank you for listening this morning. Our annual meeting will be held on May 9. An interactive conference call dealing with results of the first quarter and revenues for the month of April will be held at 4:30 P.M. on May 9, 2005.